Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

AN AWARD (“Award”) OF RESTRICTED STOCK UNITS (“Units”), representing a number of shares of Nordstrom Common Stock (“Common Stock”) as noted in the Restricted Stock Unit Award Notice (the “Notice”), of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the Recipient (“Unit holder”) on the date set forth in the Notice, subject to the terms and conditions of this Agreement. The Units are also subject to the terms, definitions and provisions of the Nordstrom, Inc. 2010 Equity Incentive Plan (the “Plan”), adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in this Agreement. To the extent inconsistent with this Agreement, the terms of the Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Plan. The Compensation Committee of the Board (the “Compensation Committee”) has the discretionary authority to construe and interpret the Plan and this Agreement. All decisions of the Compensation Committee upon any question arising under the Plan or under this Agreement shall be final and binding on all parties. The Units are subject to the following terms and conditions:

1.	VESTING AND CONVERSION OF UNITS

Unless otherwise specified within this Agreement, the Units will vest and automatically convert into Common Stock according to the applicable terms set forth in the Notice. For the avoidance of doubt, only Common Stock shall be deliverable upon the vesting of the Units, not cash. The Company shall not be required to issue fractional shares of Common Stock upon conversion of the Units into Common Stock. The delivery of Common Stock on vesting of the Units is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), together with regulatory guidance issued thereunder, and shall occur as soon as practicable after the applicable vesting date.

2.	ACCEPTANCE OF UNITS AND TERMS

Whether or not the Company requires the Unit holder to accept the Award, if the Unit holder takes no action to accept the Award, the Unit holder is deemed to have accepted the Award and will be subject to the terms and conditions of this Agreement. The Unit holder agrees to comply with any and all legal requirements and Company policies related to the resale or disposition of any Awards under this Agreement. The Unit holder acknowledges receipt of a copy of the Plan in connection with the acceptance of the Award.

3.	NONTRANSFERABILITY OF UNITS

The Units may not be sold, pledged, assigned or transferred in any manner except in the event of the Unit holder’s death. In the event of the Unit holder’s death, the Units may be transferred to the person indicated on a valid beneficiary form, as designated by the Company, or if no designated beneficiary form is available, then to the person to whom the Unit holder’s rights have passed by will or the laws of descent and distribution. Except as set forth in Section 4, Common Stock may be delivered in respect of the Units during the lifetime of the Unit holder only to the Unit holder or to the guardian or legal representative of the Unit holder. The terms of the Agreement shall be binding on the executors, administrators, heirs and successors of the Unit holder.

4.	SEPARATION OF EMPLOYMENT

Except as set forth in this section, the Units will vest, and shares of Common Stock will be delivered in respect of the Units, only if the Unit holder is an employee of the Company or one of its subsidiaries (the “Employer”) on the vesting date. If the Unit holder’s employment with the Employer is terminated, the Units will vest only as follows:

(a)	If the Unit holder dies while employed by the Employer and the Units were granted at least six months prior to the date of the Unit holder’s death, any Units represented by the Award shall immediately vest as of the date of the Unit holder’s death and be delivered as Common Stock promptly thereafter. Shares shall be issued in the name of the person identified on the Unit holder’s beneficiary form, as designated by the Company. If no valid beneficiary form exists, then the Common Stock delivered pursuant to the preceding sentence shall be issued in the name of the person to whom the Unit holder’s rights under this Agreement have passed by will or the laws of descent and distribution. If the Units were granted less than six months prior to death, the Units shall be forfeited as of the date of death.

(b)	If the Unit holder is separated due to his or her disability, as defined in Section 22(e)(3) of the Code, the Units were granted at least six months prior to such separation and the Unit holder provides Nordstrom Leadership Benefits with reasonable documentation of his or her disability, any Units represented by this Award shall immediately vest as of the date of such separation and be delivered as Common Stock promptly thereafter. If the Units were granted less than six months prior to separation due to the Unit holder’s disability, the Units shall be forfeited as of the date of separation.

(c)	If the Unit holder terminates employment after having met any of the requirements set forth below, and the Units were granted at least six months prior to the termination date, the Units shall continue to vest in accordance with the terms of the Notice notwithstanding such termination of employment:

(i)	the Unit holder was born on or before March 3, 1956 and the Unit holder was eligible for and received a grant under the Plan in 2014; or

(ii)	the Unit holder has attained age 55 with 10 continuous years of service to the Employer from the most recent hire date with the Employer.

If the Units were granted less than six months prior to termination, the Units shall be forfeited as of the date of termination.

(d)	Notwithstanding subparagraphs (a), (b) and (c) of this section, a Unit holder shall immediately forfeit any unvested and unsettled Units (as of the termination date), if he or she is terminated for any of the following reasons with respect to the Company or any of its subsidiaries: embezzlement, theft of funds, fraud, violation of rules, regulations or policies, or any intentional harmful act or acts.

(e)	If the Unit holder is separated for any reason other than those set forth in subparagraphs (a), (b) (c) or (d) above, then all Units represented by this Award shall be forfeited as of the date of the Unit holder’s separation.

Notwithstanding anything above to the contrary, if at any time during the term of this Award, the Unit holder directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, with respect to the Company or any of its subsidiaries, engages or assists any third party in engaging in any competitive business; divulges any confidential or proprietary information to a third party who is not authorized to receive the confidential or proprietary information; or improperly uses any confidential or proprietary information, then the post-separation proration of Units and settlement rights set forth above shall cease immediately, and all outstanding vested but not settled and unvested portions of the Award shall be forfeited.

5.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

The Units shall be adjusted pursuant to the Plan, in such manner, to such extent (if any) and at such time as the Compensation Committee deems appropriate and equitable in the circumstances, to reflect any stock dividend, stock split, split up, extraordinary cash dividend, any combination or exchange of shares or other Strategic Transaction.

6.	NO DIVIDEND RIGHTS

Except to the extent required pursuant to Section 5 of this Agreement, ownership of Units shall not entitle the Unit holder to receive any dividends declared with respect to Common Stock.

7.	ADDITIONAL UNITS

The Compensation Committee may or may not grant the Unit holder additional Units in the future. Nothing in this Agreement or any future agreement should be construed as suggesting that additional awards to the Unit holder will be forthcoming.

8.	LEAVES OF ABSENCE

For purposes of this Agreement, the Unit holder’s service does not terminate due to a military leave, a medical leave or another bona fide leave of absence if the leave was approved by the Employer in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But, service terminates when the approved leave ends, unless the Unit holder immediately returns to active work.

9.	TAX WITHHOLDING

No stock certificates will be distributed to the Unit holder unless the Unit holder has made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this Award. These arrangements may include withholding shares of Common Stock that otherwise would be distributed when the Units are settled. The fair market value of the shares required to cover withholding will be applied to the withholding of taxes prior to the Unit holder receiving the remaining shares.

If the Unit holder becomes retirement eligible, as outlined in Section 4 subparagraph (c), during the vesting life of the Units, then the Company retains the right to withhold that number of shares required to cover the Social Security, Medicare, and any other applicable taxes due in the calendar year in which the Unit holder becomes retirement eligible.

10.	INDEPENDENT TAX ADVICE

The tax consequences to the Unit holder of receiving the Units or disposing of the shares of Common Stock which may be issuable upon vesting and conversion of the Units is complicated and will depend, in part, on the Unit holder’s specific tax situation. The Unit holder is advised to consult with an independent tax advisor for a full understanding of the specific tax consequences of receiving or disposing of the Units or the shares of Common Stock that may be received upon vesting and conversion of the Units.

11.	RIGHTS AS A SHAREHOLDER

Neither the Unit holder nor the Unit holder’s beneficiary or representative shall have any rights as a shareholder with respect to any Common Stock which may be issuable upon vesting and conversion of the Units, unless and until the Units vest and Common Stock has been issued and any other requirements imposed by applicable law or the Plan have been satisfied.

12.	NO RETENTION RIGHTS

Nothing in this Agreement or in the Plan shall give the Unit holder the right to be retained by the Employer as an employee or in any other capacity. The Employer reserves the right to terminate the Unit holder’s service at any time, with or without cause.

13.	CLAWBACK POLICY

The Units, and any Common Stock delivered upon vesting of the Units and the proceeds from any sale of such Common Stock, shall be subject to the Clawback Policy adopted by the Board, as amended from time to time.

In the event the Clawback Policy is deemed unenforceable with respect to the Units or with respect to the Common Stock deliverable or delivered upon vesting of the Units, then the Award of Units subject to this Agreement shall be deemed unenforceable due to lack of adequate consideration.

14.	ENTIRE AGREEMENT

The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

This Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of the Unit holder under this Agreement. No party to this Agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, the Unit holder, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement.

15.	CHOICE OF LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to principles of conflicts of laws, as such laws are applied to contracts entered into and performed in such State.

16.	SEVERABILITY

If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

17.	CODE SECTION 409A

The Company reserves the right, to the extent the Company deems reasonable or necessary in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or delivery of Common Stock provided under this Agreement is made in a manner that complies with Section 409A of the Code, together with regulatory guidance issued thereunder.